Exhibit 99.1

   UNITED FINANCIAL CORP.

FOR IMMEDIATE RELEASE
February 23, 2005 6:00 a.m. MT

Contact:   Kurt R. Weise
Chairman & CEO
763-512-5299

UNITED FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND 2004 EARNINGS

HIGHLIGHTS: Q4 Earnings per share up 15% in 2004 over Q4 2003; Loans up 17% and Assets up nearly 14% in 2004; Net interest income up 9.8% in 2004 over 2003; Real estate origination tops $230 million in 2004.

Great Falls, Montana February 23, 2005 — United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the year ended December 31, 2004 of $3,917,959, or basic earnings per share of $1.61, compared to $4,720,001, or basic earnings per share of $1.93 for the same period in 2003. Fully diluted earnings per share were $1.56 and $1.88 for 2004 and 2003, respectively. Included in the 2003 earnings was a gain on the sale of Valley Bancorp, a consolidated subsidiary of United. That gain amounted to $.365 basic and $.35 fully diluted earnings per share. Net income from continuing operations in 2003 was $1.57 basic and $1.53 fully diluted earnings per share. For the quarter ended December 31, 2004, net income was $983,985, or basic and diluted earnings per share of $.40 and $.39, respectively, compared with $860,194, or basic and diluted earnings per share of $.35 and $.34, respectively, for the same quarter in 2003.

United’s assets at December 31, 2004 were $347 million compared to $305 million at December 31, 2003. Net loans increased to $265 million at December 31, 2004 from $227 million a year ago and deposits increased to $258 million at December 31, 2004 compared to $228 million a year ago. Net interest income rose to $13 million for the year ended December 31, 2004 compared to $11.9 million for the same period one year ago. United’s shareholders’ equity was $30.6 million at December 31, 2004, and book value per share was $12.57. The weighted average number of shares outstanding for 2004 was 2,434,592 compared to 2,440,144 for 2003.

President and CEO Kurt Weise said, “2004 was a solid year for United. Our asset quality at year end is very good and our reserve for loan losses is strong. We were able to replace a large drop off in mortgage refinance fees with strong margin improvement. While our start up office in Billings negatively impacted our earnings by about $.10 per share, we are pleased with our progress there and believe we have an excellent team of bankers in place. Our net charge-offs for the year were a very manageable $117,000.”

United’s net interest margin increased to 4.22% in 2004 compared to 4.03% in 2003. United also originated over $230 million in real estate loans in 2004. Non-performing loans totaled $.4 million at December 31, 2004 compared to $.8 million in 2003.

Forward-Looking Statements

When used in this press release, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company’s most recent quarterly report on Form 10-Q for the period ending September 30, 2004, its Annual Report on Form 10-K for the period ending December 31, 2003 and other documents the company files from time to time with the Securities and Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Income statement amounts
Net interest income	$3,350	$3,068	$13,012	$11,853
Provision for losses on loans	—	76	70	778
Noninterest income
Investment securities gains	29	—	242	18
Gain on the sale of loans	690	744	2,804	4,970
Other	386	307	1,381	1,196
Noninterest expense	2,881	2,865	11,089	11,492
Earnings from continuing
operations before income taxes	1,574	1,178	6,280	5,767
Income taxes	590	318	2,362	1,938
Discontinued operations	—	—	—	891
Net earnings	984	860	3,918	4,720

Per common share data
Net earnings - continuing operations
- basic	$0.40	$0.35	1.61	1.57
- diluted	0.39	0.34	1.56	1.53
Net earnings - discontinued operations
- basic	—	—	—	0.36
- diluted	—	—	—	0.35

Cash dividends	0.27	0.27	2.08	0.90

Book value			12.57	13.29

Balances at end of period
Loans, gross			268,719	230,934
Allowance for losses on loans			3,708	3,755
Nonperforming assets
Nonperforming loans			402	822
Foreclosed properties			195	530

Available for sale investment securities			38,949	43,279
Total assets			347,140	304,817
Goodwill			1,422	1,422
Total deposits			258,334	227,514
Total stockholders' equity			30,628	32,381

Other supplemental information
Net earnings
Return on average assets			1.18%	1.51%
Return on average
common equity			12.73%	14.96%
Allowance for loan losses
to loans			1.38%	1.63%
Common shares outstanding
(end of period, in
thousands)			2,437	2,437

Net interest margin			4.22%	4.03%

Shareholders' equity
to total assets			8.82%	10.62%

Dividend payout ratio			129.18%	46.23%